Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 122 to Registration Statement No. 002-61760 on Form N-1A of our report dated November 18, 2015 relating to the financial statements and financial highlights of Fidelity Stock Selector All Cap Fund, a fund of Fidelity Capital Trust, appearing in the Annual Report on Form N-CSR of Fidelity Capital Trust for the year ended September 30, 2015, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
November 23, 2015